UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2024
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BROADRIDGE FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33220	33-1151291
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5 Dakota Drive	Lake Success	New York	11042
(Street Address)	(City)	(State)	Zip Code

Registrant’s telephone number, including area code: (516) 472-5400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol	Name of Each Exchange on Which Registered:
Common Stock, par value $0.01 per share	BR	New York Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.

On December 11, 2024 (the “Effective Date”), Broadridge Financial Solutions, Inc. (the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) among the Company, certain subsidiaries of the Company party thereto as subsidiary borrowers (together with the Company, the “Borrowers”), the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for senior unsecured revolving credit facilities in an aggregate principal amount of $1.5 billion. The revolving credit facilities are comprised of a $1.0 billion US Dollar tranche and multicurrency tranches totaling $500.0 million. The Credit Agreement provides for a letter of credit facility and a swingline facility. The Credit Agreement has a five year term. The Credit Agreement also permits, subject to the satisfaction of certain conditions, the establishment of up to $500.0 million of additional revolving loan commitments from one or more of the existing lenders or, with the consent of the Administrative Agent, other lenders. The Credit Agreement also contains mechanics by which the Company may, with the consent of the Administrative Agent and the lenders providing the relevant commitments, add one or more additional subsidiary borrowers and one or more additional currencies under an existing tranche or under a new tranche. The Company may voluntarily prepay, in whole or in part and without premium or penalty, borrowings under the Credit Agreement at any time.

The Credit Agreement contains affirmative and negative covenants that the Company believes are usual and customary for transactions of this type. The negative covenants include, among other things, limitations on liens, subsidiary indebtedness, sale and leaseback transactions, fundamental changes, restrictive agreements, certain mergers, consolidations and transfers of all or substantially all of the Company’s consolidated assets and transactions with affiliates. The Credit Agreement also prohibits the Company from exceeding a maximum leverage ratio as of the last day of any test period. Upon the occurrence of certain customary events of default set forth in the Credit Agreement, including payment defaults, breaches of covenants, a change of control, judgment defaults and cross acceleration or cross default under other material indebtedness of the Company, the Administrative Agent may and, upon the request of a majority of the lenders, shall, accelerate repayment of the loans and cancel all of the commitments outstanding under the Credit Agreement. Upon certain insolvency and bankruptcy events of default, the loans shall automatically accelerate and all of the outstanding commitments under the Credit Agreement shall be automatically cancelled.

Under the Credit Agreement, revolving loans denominated in US Dollars, Canadian Dollars, Euro, Sterling, Swedish Kronor, and Yen initially bear interest at Adjusted Term SOFR, Adjusted Term CORRA, EURIBOR, TIBOR, SONIA, and STIBOR, respectively, plus 1.00% per annum (subject to multiple step-ups to 1.25% per annum and multiple step-downs to 0.785% per annum, in each case, based on ratings). The Company will also pay a facility fee of 0.125% per annum (subject to multiple step-ups to 0.250% per annum and multiple step-downs to 0.090% per annum, in each case, based on ratings) on the daily amount of the revolving commitments, payable on the 15th day occurring after the last day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2024.

On the Effective Date, the commitments under the amended and restated credit agreement dated April 23, 2021, among the Company, certain subsidiaries of the Company party thereto as subsidiary borrowers, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, were replaced by the commitments provided under the Credit Agreement.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 hereto and is hereby incorporated into this Item 1.01 by reference. The representations and warranties contained in the Credit Agreement were made solely for purposes of allocating contractual risks between the parties and not as a means of establishing facts. Such representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms and shall not be relied on as factual information at the time they were made or otherwise. The Credit Agreement may have different standards of materiality than under applicable securities laws.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant.

The information contained in and incorporated into Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Amended and Restated Credit Agreement, dated December 11, 2024, among Broadridge Financial Solutions, Inc., certain subsidiaries of Broadridge Financial Solutions, Inc. party thereto as subsidiary borrowers, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 11, 2024

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Ashima Ghei
Ashima Ghei
Corporate Vice President and
Interim Chief Financial Officer